UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement          ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SUN BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 14, 2008

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Sun Bancorp, Inc., I cordially invite you to attend the Annual Meeting of Shareholders to be held at the Sun Bancorp, Inc., Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on May 15, 2008, at 9:30 a.m.  The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the annual meeting.  During the annual meeting, I will also report on the operations of the Company.  Directors and officers of the Company, as well as a representative of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, will be present to respond to any questions shareholders may have.

At the annual meeting, shareholders will vote upon (i) the election of directors of the Company and (ii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.  The Board of Directors unanimously recommends a vote “FOR” these matters.

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as promptly as possible.  This will not prevent you from voting in person at the meeting, but will assure that your vote is counted if you are unable to attend.  Your vote is very important.

Sincerely,

/s/  Bernard A. Brown

Bernard A. Brown
Chairman of the Board

SUN BANCORP, INC.
226 LANDIS AVENUE
VINELAND, NEW JERSEY 08360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of Sun Bancorp, Inc. (the “Company”), will be held at the Sun Bancorp, Inc., Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on May 15, 2008, at 9:30 a.m.

The Meeting is for the purpose of considering and acting upon the following matters:

1.           The election of fifteen directors of the Company;

2.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.           Such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the Meeting.  Any action may be taken on the foregoing proposals at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned.  Shareholders of record at the close of business on March 28, 2008 are the shareholders entitled to vote at the Meeting and any adjournments thereof.

EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  ANY PROXY GIVEN BY THE SHAREHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE.  ANY SHAREHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE MEETING.  HOWEVER, SHAREHOLDERS WHOSE SHARES ARE NOT REGISTERED IN THEIR OWN NAME WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER TO VOTE IN PERSON AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Sidney R. Brown

Sidney R. Brown
Secretary

Vineland, New Jersey
April 14, 2008

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM AT THE MEETING.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
OF
SUN BANCORP, INC.
226 LANDIS AVENUE
VINELAND, NEW JERSEY 08360

ANNUAL MEETING OF SHAREHOLDERS
May 15, 2008

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sun Bancorp, Inc. (the “Company”) to be used at the 2008 Annual Meeting of Shareholders of the Company, which will be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on May 15, 2008 at 9:30 a.m.  The accompanying notice of annual meeting of shareholders, form of proxy, annual report and this proxy statement are being first mailed to the Company’s shareholders entitled to notice of, and to vote at the meeting, on or about April 14, 2008.

At the meeting, shareholders will consider and vote upon (i) the election of fifteen directors, (ii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and (iii) such other matters as may properly come before the meeting or any adjournments thereof.  The Board of Directors knows of no additional matters that will be presented for consideration at the meeting.  Execution of a proxy, however, confers on the designated proxy holder discretionary authority to vote the shares represented by such proxy in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment thereof.

VOTING AND REVOCABILITY OF PROXIES

 Shareholders who execute proxies retain the right to revoke them at any time.  Unless so revoked, the shares represented by such proxies will be voted at the meeting and all adjournments thereof.  Proxies may be revoked by written notice to the Secretary of the Company at the address above or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the meeting.  A proxy will not be voted if a shareholder attends the meeting and votes in person.  However, shareholders whose shares are not registered in their own name will need additional documentation from the record holder to vote in person at the meeting.  Proxies solicited by the Board of Directors will be voted as specified thereon.  If no direction is given, signed proxies will be voted “FOR” the nominees for directors set forth below and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.  The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where a nominee is unable to serve, or for good cause will not serve, and with respect to matters incident to the conduct of the meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Shareholders of record as of the close of business on March 28, 2008 are entitled to one vote for each share of the Company’s common stock they held at that date.  As of that date, there were 21,670,971 shares of the Company’s common stock outstanding.

The presence in person or by proxy of at least a majority of the outstanding shares of the Company’s common stock entitled to vote is necessary to constitute a quorum at the meeting.  For purposes of determining the votes cast with respect to any matter presented for consideration at the meeting only those votes cast “FOR” or “AGAINST” are included.  Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present.  In the event there are not sufficient votes for a quorum or to ratify or adopt any proposal at the time of the meeting, the meeting may be adjourned in order to permit the further solicitation of proxies.

As to the election of directors, the proxy card being provided by the Board of Directors allows a shareholder to vote for the election of the nominees proposed by the Board of Directors or to withhold authority to vote for any or all of the nominees being proposed.  Under the Company’s bylaws, directors are elected by a plurality of votes cast.

Concerning all other matters that may properly come before the meeting, including the ratification of the appointment of the Company’s independent registered public accounting firm, by checking the appropriate box, a shareholder may:  (i) vote “FOR” the item, or (ii) vote “AGAINST” the item, or (iii) “ABSTAIN” with respect to the item.  Unless otherwise required, such matters, including the ratification of the appointment of the Company’s independent registered public accounting firm, shall be determined by a majority of votes cast affirmatively or negatively without regard to (a) broker non-votes, or (b) proxies marked “ABSTAIN” as to that matter.

Security Ownership of Certain Beneficial Owners

Persons and groups owning in excess of 5% of the outstanding shares of the Company’s common stock are required to file reports regarding such ownership with the Securities and Exchange Commission. Other than as set forth in the following table, management knows of no person or group that owns more than 5% of the outstanding shares of the Company’s common stock as of March 28, 2008, the record date set to determine those shareholders entitled to vote at the 2008 Annual Meeting of Shareholders.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding

Bernard A. Brown
71 West Park Avenue
Vineland, New Jersey 08360	4,856,369 (1)	21.76%

Jeffrey L. Gendell
55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830	1,939,935 (2)	8.95%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding

Dimensional Fund Advisors LP
1299 Ocean Avenue
Santa Monica, California 90401	1,808,165 (3)	8.34%

Private Capital Management
8889 Pelican Bay Boulevard
Naples, Florida 34108	1,397,994 (4)	6.45%

Wellington Management Company LLP
75 State Street
Boston, Massachusetts 02109	1,266,108 (5)	5.84%

All directors and executive officers of the Company and the Bank as a group (19 persons)	8,544,586 (6)	36.93%

________________
(1)
Includes shares held directly as well as by spouse, in trust and other indirect ownership, over which shares Mr. Brown effectively exercises sole voting and investment power.  Includes 649,905 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the March 28, 2008 record date set for the 2008 Annual Meeting of Shareholders.

(2)	Number of shares is based on an amended Schedule 13G dated February 12, 2008 as filed with the Securities and Exchange Commission.
(3)	Number of shares is based on an amended Schedule 13G dated February 6, 2008 as filed with the Securities and Exchange Commission.
(4)	Number of shares is based on an amended Schedule 13G dated February 14, 2008 as filed with the Securities and Exchange Commission.
(5)	Number of shares is based on a Schedule 13G dated February 14, 2008 as filed with the Securities and Exchange Commission.
(6)
Includes shares held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power, unless otherwise indicated.  Includes 1,462,581 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the March 28, 2008 record date set for the 2008 Annual Meeting of Shareholders.  Includes 3,362 restricted stock units which will be earned and non-forfeitable within 60 days of the March 28, 2008 record date set for the 2008 Annual Meeting of Shareholders.

PROPOSAL I – ELECTION OF DIRECTORS

Directors of the Company are elected to one-year terms, each to serve until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified.  Fifteen directors will be elected at the 2008 Annual Meeting of Shareholders.  Each nominee is currently a member of the Board of Directors.  One current member of the Board of Directors, Mr. Charles A. Kaempffer, will retire from the Board as of the date of the annual meeting.  He will continue to serve as a Director Emeritus after that date for a period of at least one year.

It is intended that the proxies solicited by the Board will be voted for the election of each of the named nominees unless otherwise specified.  If any of the nominees is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy.  At this time, the Board knows of no reason why any of the nominees might be unavailable to serve.  Each of the nominees has consented to serve if elected.

The following table sets forth information with respect to the nominees for election as directors and the executive officers of the Company and Sun National Bank (the “Bank”), including their names, ages, the years they first became directors or executive officers of the Company or the Bank, and the number of and percentage of shares of the Company’s common stock beneficially owned by each as of March 28, 2008.

Name	Age	Year First Elected or Appointed(1)	Shares of Common Stock Beneficially Owned(2),(3)	Percent of Shares of Common Stock Outstanding

NOMINEES FOR DIRECTORS

Bernard A. Brown	83	1985	4,856,369	21.76%
Anthony Russo, III	65	1985	31,869	*
Sidney R. Brown (4)	50	1990	957,089	4.35%
Peter Galetto, Jr.	54	1990	477,075	2.20%
Anne E. Koons	55	1990	429,815	1.98%
Douglas J. Heun	61	1997	48,831	*
Edward H. Salmon	65	1997	20,225	*
Ike Brown	53	1998	398,571	1.84%
Jeffrey S. Brown	48	1999	399,410	1.84%
Alfonse M. Mattia	66	2001	138,984	*
George A. Pruitt	61	2001	14,397	*
Eli Kramer	53	2004	111,795	*
John A. Fallone	54	2006	101,445	*
Anat Bird	56	2007	2,471	*
Thomas X. Geisel (4)	46	2008	100	*

EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK

Bart A. Speziali(4)	58	1992	214,314	*
Dan A. Chila(4)	60	2000	173,317	*
A. Bruce Dansbury (4)	54	2001	101,282	*

________________
*      Less than 1.0%

(1)	For directors, refers to the year such individual became a director of the Company or the Bank. For officers, refers to the year such individual joined the Company or the Bank.

(2)
Includes shares held directly by the individual as well as by such individual’s spouse, shares held in trust and in other forms of indirect ownership over which shares the individual effectively exercises sole voting and investment power.

(3)
Includes shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the March 28, 2008 record date set for the 2008 Annual Meeting of Shareholders.  The number of options included for each individual is as follows: Bernard Brown – 649,905; Anthony Russo - 4,019; Sidney Brown – 325,928; Peter Galetto – 26,801; Anne Koons - 0; Douglas Heun - 4,019; Edward Salmon - 4,019; Ike Brown - 4,019; Jeffrey Brown - 4,019; Alfonse Mattia - 4,019; George Pruitt - 4,019; Eli Kramer - 12,074; John Fallone – 18,296; Anat Bird - 0; Thomas X. Geisel – 0; Bart Speziali – 148,611; Dan Chila – 148,430; Bruce Dansbury – 87,438.

(4)
Includes unvested restricted stock units held which shall be earned and non-forfeitable within 60 days of the March 28, 2008 record date set for the 2008 Annual Meeting of Shareholders.  The number of unvested restricted stock units included for each individual is as follows: Sidney Brown – 3,362; Thomas X. Geisel – 0; Bart Speziali – 0; Dan Chila – 0; Bruce Dansbury – 0.

Biographical Information

All directors and executive officers have held their present positions for at least five years unless otherwise stated.

Bernard A. Brown has been Chairman of the Board of Directors of the Company since its inception in January 1985, as well as Chairman of the Board of Directors of the Bank.  Mr. Brown is also the Chairman of the Board of Directors of NFI Industries, Inc., a trucking conglomerate headquartered in Vineland, New Jersey.  He is also Chairman of the Board of Vineland Construction Company and owns several other real estate companies with extensive property holdings.  Directors Ike Brown, Sidney R. Brown, Anne E. Koons and Jeffrey S. Brown are the children of Bernard A. Brown.

Sidney R. Brown is Vice Chairman of the Board of Directors of the Company and has served as a director, treasurer and secretary since 1990.  He is also a director of the Bank.  Mr. Brown served as Acting President and CEO of the Company from February 2007 to January 2008.  Mr. Brown is the Chief Executive Officer of NFI Industries, Inc., its subsidiaries and affiliates.  NFI Industries, Inc. has a national scope servicing its customers’ transportation, leasing, distribution, warehousing and third party logistics needs.  Mr. Brown is a general partner of various real estate companies having extensive holdings with an emphasis on development and management of commercial and industrial real estate.  Mr. Brown is also a director of J & J Snack Foods Corp.

Anthony Russo, III has been a director of the Company since May 2002.  Mr. Russo is also a director of the Bank and was one of its founding directors in 1985.  He is a lifetime resident of Tabernacle, NJ, where he is President of Russo’s Fruit & Vegetable Farm & Greenhouses, Inc., a 400 acre fruit and vegetable, greenhouse, wholesale and retail operation that has been in business for over 60 years.  Mr. Russo is an investor and founder of Medsun Bank Properties.  Mr. Russo is Vice President of the Tabernacle Co-operative Growers Association, serves on the Board of Directors of the Trenton Farmers Market Growers Cooperative and is actively involved in New Jersey Farm Bureau and New Jersey Department of Agriculture activities.

Peter Galetto, Jr. has been a director of the Company since April 1990.  He is also a director of the Bank.  Mr. Galetto also served as the Secretary of the Company from April 1990 to March 1997.  Mr. Galetto is the President of Stanker & Galetto, Inc., an industrial building contractor located in Vineland, New Jersey.  He is the Secretary/Treasurer of Tri-Mark Building Contractors, Inc.  Mr. Galetto is also a board member of South Jersey Healthcare, Cumberland Cape Atlantic YMCA, Hendricks House and St. John Bosco Finance Committee.  Mr. Galetto has been honored by several organizations for his community service.  He has been awarded Entrepreneur of the Year by the South Jersey Development Council, Gregor Mendal Award from St. Augustine Prep in 1999, Vineland Rotary Club Outstanding Vocational Accomplishments in 1994 and the Order Sons of Italy in America Distinguished Golden Lion Award, 2000.  Mr. Galetto is also an officer and director of several other corporations and organizations.

Anne E. Koons has been a director of the Company since April 1990.  She is also a director of the Bank.  Ms. Koons is a real estate agent with Prudential Fox & Roach.  Ms. Koons is a member of the Cooper Hospital University Foundation Board and serves on the board of directors of Woodcrest Country Club.  She is also an officer and director of several other companies.

Douglas J. Heun has been a director of the Company since May 2002.  He is also a director of the Bank.  Mr. Heun is a Certified Public Accountant and a founding partner of Tracey Heun Brennan & Co., an accounting and consulting firm in Southern New Jersey.  He is a Certified Financial Planner (CFP).  He is licensed by the AICPA as an Accredited Business Valuator (ABV) and a Personal Financial Specialist (PFS).  In addition to his membership in the AICPA, he is also a member of the New Jersey Society of CPAs.  Mr. Heun is a partner in a number of real estate partnerships and other business activities.  Mr. Heun is President of the Challenged Children’s Charities Corporation, Vice President of the Helen L. Diller Vacation Home for Blind Children, Member of the Board of Trustees for the Richard Stockton College of New Jersey Foundation, and Committee Member of The Stainton Society.

Edward H. Salmon has been a director of the Company since May 2002.  He is also a director of the Bank.  For 27 years, Dr. Salmon served as a teacher, coach and school administrator in the Millville Public School System.  In addition, he has 26 years of public service as the Mayor of Millville, Freeholder Director of Cumberland County, New Jersey State Legislator, and a member of the Governor’s Cabinet serving as President of the New Jersey Board of Public Utilities.  As a State Utilities Regulator, Dr. Salmon served as Vice President of the National Association of Regulatory Utility Commissioners, Trustee of the National Regulatory Research Institute, President of the Great Lakes Conference (16 States) and on the Board of Directors for the National Society of Rate of Return Analysts.  Dr. Salmon formerly served as Vice Chairman of AUS, Inc. and President/CEO of AUS Consultants.  Currently, Dr. Salmon is Chairman of Salmon Ventures Limited, a company providing national consulting to utilities, industry, business, education and government.

Ike Brown has been a director of the Company since March 1998.  He is also a director of the Bank.  Mr. Brown is Vice Chairman and director of NFI Industries, Inc., President of NFI RoadRail, and is one of the general partners of The Four B’s, a partnership which has extensive real estate holdings in the Eastern United States and which primarily engages in investment in, and the consequent development of, commercial real estate, leasing and/or sale.  Mr. Brown is currently an officer and director of several other corporations and partnerships in the transportation, equipment leasing, insurance, warehousing and real estate industries.  He is also a major investor in three Dallas Texas area restaurants.  Mr. Brown is also very active in philanthropic activities in the Dallas/Ft. Worth Texas area.

Jeffrey S. Brown has been a director of the Company since April 1999.  He is also a director of the Bank.  Mr. Brown is Vice Chairman of NFI Industries, Inc., a comprehensive provider of freight transportation, warehousing, third party logistics, contract manufacturing, and real estate development.  He is also President of National Freight, one of the top transportation companies in the industry.  Mr. Brown is one of the general partners of The Four B’s, a partnership with extensive holdings primarily in the Eastern United States.  He is also an officer and director of several other corporations and partnerships in the transportation, equipment leasing, insurance, warehousing and real estate industries.

Alfonse M. Mattia has been a director of the Company since May 2001.  He is also a director of the Bank.  Mr. Mattia is a Certified Public Accountant and a founding partner of Amper Politziner & Mattia, a regional accounting and consulting firm with offices in New Jersey and New York.  He served as Co-Chairman of the Rutgers University Family Business Forum and has served as a member of “The Group of 100,” a national group formed by the American Institute of Certified Public Accountants to protect the public interest and position the accounting profession for the future.  A member of the American Institute of Certified Public Accountants, he served three years on the Assurance Services Executive Committee at the AICPA and is the firm representative to the Major Firms Group where he chaired the annual meeting in 2000.  Mr. Mattia is a member of the Harvard Business School Club and the Columbus Citizens Foundation, both in New York.  He is also a member of the Board of Trustees at Rider University.

George A. Pruitt has been a director of the Company since May 2002.  He is also a director of the Bank.  Dr. Pruitt has been President of Thomas Edison State College since 1982.  He is a member, and Past Board Chairman, of the Mercer County Chamber of Commerce, Trenton, NJ; and is a member of the National Advisory Committee on Institutional Quality and Integrity, United States Department of Education.  He sits on the Boards of Directors of Rider University, Lawrenceville, NJ; Structured Employment Economic Development Corporation, New York, NY; the Union Institute, Cincinnati, OH;  and is a member of the board of directors of the American Association of State Colleges and Universities.  He is a former director of the Trenton Savings Bank.  He has served in an advisory capacity to three Secretaries of Education.  He is the recipient of three honorary degrees in addition to numerous awards, honors, and commendations.  In a study of presidential leadership funded by the Exxon Education Foundation, Dr. Pruitt was identified as one of the most effective college presidents in the United States.

Eli Kramer has been a director of the Company since July 2004.  He is also a director of the Bank.  Mr. Kramer has been a principal in real estate development companies since 1976 and is a partner in Central Jersey Management Co., a real estate management company, and Chairman of Suncrest Communities, LLC, a home building company.  He was a co-founder and Vice Chairman of the Board of Directors of Community Bancorp of New Jersey, prior to its acquisition by the Company.  He also served as a Director and Chairman of the Board of Colonial State Bank.  Mr. Kramer is a co-founder and principal in L. J. Kushner and Associates, L.L.C., an executive recruiting firm specializing in Information Security.  Mr. Kramer serves as a Trustee on the Boards of the Jewish Educational Center, Elizabeth, NJ and the Holocaust Resource Center at Kean University.

John A. Fallone has been a director of the Company since January 2006.  He is also a director of the Bank.  Mr. Fallone has been involved in various real estate ventures including residential developments, commercial centers and active adult communities.  He has owned and managed recreational facilities such as indoor tennis, fitness and swim clubs, developed day care facilities/restaurants and various office complexes.  Mr. Fallone was a founder and served as Chairman of the Board of Directors of Advantage Bank.  Prior to that, he served on the Board of Directors of Unity Bank.  He has served as a director and officer of the New Jersey Builders Association and has been active in the National Home Builders Association.  Mr. Fallone has been honored for community service, including hosting fund raising events for the Somerset County Special Olympics and was recently named “Volunteer of the Year” by the New Jersey Special Olympic Committee.

Anat Bird has been a director of the Company since January 2007.  She is also a director of the Bank.  Ms. Bird is the President and Chief Executive Officer of SCB Forums, Ltd., which she founded in 1994.  SCB Forums arranges and facilitates peer group meetings for bank CEO’s and other executive positions as well as provides consulting services to financial services companies.  From March to November 2001, Ms. Bird was President and CEO of California Community Bancshares.  Prior to that, she was an Executive Vice President for Wells Fargo Bank and served as Region President for Northern California; she was Group Head and an Executive Vice President for Norwest Bank in Minnesota prior to Norwest’s merger with Wells Fargo in 1998.  Before joining Norwest in 1997, Ms. Bird had been Chief Operating Officer and a director of Roosevelt Financial Group, Inc. in Chesterfield, Missouri.  Ms. Bird currently serves on the board of directors of Sterling Bancshares, Inc. in Houston, Texas, AmTrust Bank in Cleveland, Ohio and. MidFirst Bank based in Oklahoma City, Oklahoma.

Thomas X. Geisel joined the Company as President and Chief Executive Officer in January 2008 and is also a director of the Company. Mr. Geisel also serves as the President and Chief Executive Officer of the Bank and is a director of the Bank.  Prior to joining the Company, Mr. Geisel was the President for KeyBank’s Northeast Region and served as a member of the Executive Council of KeyCorp. Prior to that, Mr. Geisel was the Managing Director of Investment Banking for the East and West regions of KeyBanc Capital Markets (formerly McDonald Investments’ Key Business Advisory Services division).  Mr. Geisel has represented the U.S. Department of Justice in various capacities domestically and as a diplomat in Latin America and the Caribbean.  Mr. Geisel served on the board of the Albany Medical Center, the Albany Police and Fire Foundation, the Center for Economic Growth, New York Bankers Association, Palace Performing Arts Center and the Business Council of New York State.  He was also actively involved as co-chair of Re-Capitalize Albany.

Bart A. Speziali has been with the Bank since 1992 and serves as Executive Vice President and Senior Lending Officer and manages the Wholesale Lending Division for the Southern Region.  Mr. Speziali has over 30 years of banking experience in the New Jersey marketplace.  He presently serves on the Executive Council of the American Heart Association for Cumberland County.  Mr. Speziali also serves on the Neighborhood Empowerment Council on Housing for the City of Vineland and is a trustee for the Southern New Jersey Development Council and is a member of their Economic Development Committee.  He also serves as treasurer and as a member of the Board of Directors of the United Way of Atlantic County and is a member of the Center City Vineland Redevelopment Plan Advisory Committee and trustee of the Quinton Sportsmens Club.  He also has served as president of the Cumberland Cape Atlantic YMCA and the Exchange Club of Vineland.

Dan A. Chila joined the Company in April 2000 as the Executive Vice President and Chief Financial Officer.  Mr. Chila also serves as Executive Vice President and Chief Financial Officer of the Bank.  He has over 30 years of banking experience and is a Certified Public Accountant.  Prior to joining the Company, Mr. Chila was Senior Vice President and Chief Financial Officer of Peoples Bancorp, Lawrenceville, New Jersey.  Prior to that, Mr. Chila was a Senior Vice President in the Financial Division of CoreStates Financial Corporation where he held positions of CFO at several CoreStates banking subsidiaries and Business Divisions.  Mr. Chila is a member of the American Institute of Certified Public Accountants, the New Jersey Society of Certified Public Accountants, and the Pennsylvania Institute of Certified Public Accountants.  He is a Trustee of Salesianum School, Wilmington, DE and is also a member of the President’s Advisory Council of LaSalle University.

A. Bruce Dansbury joined the Bank in April 2001 and serves as Executive Vice President, Chief Operating Officer, and Chief Credit Policy Officer for the Bank.  Mr. Dansbury also serves as Executive Vice President and Chief Operating Officer of the Company.  Mr. Dansbury has over 32 years of banking experience in New Jersey and prior to joining the Bank held the title of Business Bank Executive for First Union National Bank.  His professional affiliations and activities include: past director and past president, Trenton Downtown Association; past member of Shoprite LPGA Classic Board; Rider University Business Advisory Board; and director of the Mercer County Chamber of Commerce.

Meetings and Committees of the Board of Directors

The Company is governed by a Board of Directors and various committees of the Board, which meet regularly throughout the year.  During 2007, the Company’s Board of Directors held nine regular meetings and one special meeting and twenty regular committee meetings and five special committee meetings.  No incumbent director attended fewer than 75% of the meetings of the Company’s Board of Directors and committees on which such director served during the year ended December 31, 2007.  In addition the Bank’s Board of Directors held nine regular meetings and one special meeting during 2007.

The Compensation Committee met six times during 2007.  This committee currently consists of Directors Bird, Kramer, Mattia and Pruitt.

The Audit Committee met nine times during 2007.  This committee currently consists of Directors Galetto, Heun, Kramer, Mattia and Salmon.  Both Mr. Heun and Mr. Mattia meet the definition of an audit committee financial expert under the regulations of the Securities and Exchange Commission.

The Nominating and Corporate Governance Committee met four times during 2007.  This committee currently consists of Directors Bird, Fallone, Heun and Pruitt.

Each member of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee is independent in accordance with the requirements of the NASDAQ Stock Market.  Each of these committees operates under a written charter, copies of which are available on the Company’s website at www.sunnb.com.

Director Nomination Process

The Company does not currently pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director positions.  The Nominating and Corporate Governance Committee gives a recommendation to the Board of Directors of the persons to be nominated by the Company for election.  The Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company and its wholly-owned subsidiary, Sun National Bank.  Additionally, the Committee will consider persons recommended by shareholders of the Company in selecting the Committee’s nominees for election.  There is no difference in the manner in which the Committee evaluates persons recommended by directors or officers and persons recommended by shareholders in selecting Board nominees.

To be considered in the Committee’s selection of Board nominees, recommendations from shareholders must be received by the Company in writing by at least 120 days prior to the date the proxy statement for the previous year’s annual meeting was first distributed to shareholders.  Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered.  The Committee believes potential directors should be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage and have excellent decision-making ability, business experience, personal integrity and reputation.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the Board.  In view of the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary.  Written communications received by the Company from shareholders are shared with the full Board no later than the next regularly scheduled Board meeting.  The Board encourages, but does not require, directors to attend the annual meeting of shareholders.  Thirteen members of the Board of Directors attended the 2007 annual meeting of shareholders.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of the Company’s compensation program for the last fiscal year applicable to the principal executive officer, principal financial officer and the other officers included in the summary compensation table (referred to as the “Named Executive Officers” or the “named officers”).

Compensation Philosophy And Objectives. The underlying goal of the Company’s compensation program is to promote increases in long-term shareholder value by closely aligning the financial interests of the Company and its shareholders with the Named Executive Officers and other members of senior management (collectively, “Executive Management”).

In accordance with the Charter of the Company’s Compensation Committee, the Compensation Committee seeks to design and administer executive compensation programs that will achieve the following primary objectives:

•	Support a pay-for-performance policy that differentiates compensation based on corporate and individual performance;

•	Motivate employees to assume increased responsibility and reward them for their achievement;

•
Provide total compensation opportunities that are comparable to those offered by other leading companies, allowing the Company to recruit and retain top quality, dedicated executives who are critical to its long-term success; and

•
Align the interests of executives with the long-term interests of shareholders by providing executives with equity award opportunities that will result in favorable long term compensation opportunities as long term shareholder value grows.

Annually, the Company establishes specific financial performance targets that are defined by the Compensation Committee and are incorporated into the budgeting process. The Company’s goal is to promote and administer a comprehensive pay-for-performance program consistent with such financial performance targets.

The Company’s compensation program is designed to promote performance by the Named Executive Officers and the entire Executive Management group as a team.  For 2007, performance of the Named Executive Officers was evaluated based upon Company performance measured by earnings per share targets, return on assets (ROA), return on equity (ROE) and the Company’s efficiency ratio. Each Named Executive Officer had an equal opportunity for annual incentive compensation as a percentage of base salary earned based upon Company performance.  The Company strives to provide each Named Executive Officer with a total compensation opportunity that the Compensation Committee deems to be market competitive with comparably-sized, community banks, both nationally and regionally, assuming the Company’s performance is at budgeted, targeted levels. The Company believes that this market positioning is appropriate to attract and retain top-caliber talent in a highly competitive labor market for executive staff.

The Company maintains programs to create short-term and longer-term incentive compensation opportunities for its Executive Management. In 2007, the Company made additional awards of stock options and stock awards to its Named Executive Officers and other members of the Executive Management team consistent with its long-term compensation goals.  The long-term equity plan implemented in January 2008 for Thomas X. Geisel, our recently hired President and CEO for the Company, including the award of stock options and stock awards, is consistent with this long-term equity plan approach. Mr. Geisel will also be eligible to receive additional awards of stock options and stock beginning in 2009 based upon achievement of pre-determined performance targets measured primarily by earnings per share targets.

Role of the Compensation Committee. The Compensation Committee’s primary responsibility is to assist the Board in discharging the Board’s responsibilities relating to compensation of the Company’s Executive Management. The Committee evaluates and recommends to the Board appropriate policies and decisions relative to salary, annual cash incentives, long-term equity-based incentives and other compensation programs for the Executive Management.  For 2007, the members of the Company’s Compensation Committee were George A. Pruitt, Chairman, Anat Bird, Eli Kramer, Alfonse M. Mattia, Edward H. Salmon, and Charles P. Kaempffer.

The Compensation Committee has periodically engaged compensation consultants and advisors to provide advice on both board and executive compensation issues. The Compensation Committee received guidance from Heidrick & Struggles in developing the base salary level, target annual bonus incentives and long-term equity incentives related to recruitment of Thomas X. Geisel, the Company’s new President and CEO.

Role of Executives in Compensation Committee Deliberations. The Compensation Committee has frequently requested the Company’s Vice Chairman to assist in analyzing existing compensation programs and studying proposed compensation program changes. Additionally, the Vice Chairman has provided guidance to the Committee regarding Executive Management performance evaluation, bonus plan recommendations, and other executive compensation matters. As appropriate, the Committee requests the presence of the Company’s Vice Chairman and/or its President and CEO at Committee meetings to discuss executive compensation matters and to evaluate Company and individual performance. Occasionally, other executives may be requested to attend a Committee meeting to provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members vote on decisions regarding executive compensation.

The Compensation Committee discusses the compensation of the Company’s President and CEO directly with him, but final deliberations and all votes regarding the President and CEO’s compensation are made in executive session, without the President and CEO being present. The Committee also determines the compensation for other Named Executive Officers, based on the President and CEO’s recommendations and input from outside advisors and counsel. During 2007, the Vice Chairman, in his role as Acting CEO, worked closely with the Compensation Committee in the role typically performed by the President and CEO.

Compensation Framework. In developing and administering the Company’s executive compensation policies and programs, the Committee considers the three aspects of the Compensation program:

•	Pay components - each element of total compensation, including the rationale for each component and how each component relates to the total compensation structure.

•	Pay level - the factors used to determine the total compensation opportunity, or potential payment amount at different performance levels, for each pay component.

•
Relationship of executive compensation to performance - how the Company determines appropriate performance measures and goals for incentive plan purposes, as well as how pay levels change as a function of performance.

Pay Components. The Company’s executive compensation program includes the components listed below.

1.
Salary - a fixed base salary, generally set at competitive levels that reflects each executive’s position, individual performance, experience, and expertise. Such base salary levels are reviewed annually by the Compensation Committee.

2.
Annual Cash Incentive - a bonus pay program that varies based on individual and Company performance against annual business objectives; the Company communicates the associated performance metrics, goals, and bonus award opportunities to the executives as early in the fiscal year as is practical. Final bonus determinations are made following the end of each fiscal year based upon a review of the stated performance metrics and bonus opportunities as well as the discretionary considerations of the Compensation Committee. For 2007, the Compensation Committee determined that Annual Cash Incentive awards for the Executive Management would be based primarily upon Company performance metrics, with a reduced emphasis on individual initiatives.

3.
Long-Term Incentives - equity-based awards with the compensation values driven by the long term market performance of the Company’s stock price in order to align executive pay with long term shareholder interests. In 2007, the Compensation Committee utilized stock options and stock awards as long-term equity incentives.

4.
Change-in-Control Severance Agreements - These types of agreements detail the rights and obligations of the employer and executive in the event of termination of employment following a change-in-control transaction or other involuntary termination of employment.

5.	Other Compensation - perquisites consistent with industry practices in comparable banks and broad-based employee benefits such as medical, dental, disability, and life insurance coverage.

Pay Component #1. Salary

The Company pays its executives salaries that are intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company, with annual salary reviews determined in conjunction with an annual performance assessment. The Committee intends that salary, together with annual incentive bonuses and long-term incentives at targeted Company performance levels, will fall between the market median and upper quartile when compared to market competitors for similar executive talent.

In February 2007, the Compensation Committee approved the 2007 base salary levels for the Named Executive Officers based on Company performance achieved in 2006 and a review of competitive market data.  This involved the restoration of base salary to the pre-June 2006 levels, effective March 1, 2007.  During 2007, Bruce Dansbury was promoted to Chief Operating Officer of the Bank and the Company.  He received an increase in base salary from $274,312 to $300,000. For the period from February 6, 2007 through January 7, 2008, when Sidney Brown was serving as Acting President and CEO in addition to his role as Vice Chairman and Secretary, he received additional compensation of $34,983 per month paid in the form of restricted Company stock which vests over a 12 month period. In February 2008, the Compensation Committee approved increasing the 2008 base salary levels for Bruce Dansbury, EVP and Chief Operating Officer, from $300,000 to $310,000, for Dan Chila, EVP and Chief Financial Officer, from $289,275 to $300,000, and Bart Speziali, EVP, Commercial Lending, from $260,348 to $270,760, based on Company performance achieved in 2007 and a review of competitive market data.

Pay Component #2. Annual Cash Incentive

The Company uses annual discretionary cash incentives to focus management’s attention on current strategic priorities and to drive achievement of short-term corporate objectives. This program, referred to as the Annual Cash Incentive Plan, provides annual cash incentive compensation for the Named Executive Officers and other Company employees. In 2007, the Compensation Committee determined that the Chairman and the Vice-Chairman would not participate in such annual cash incentive awards.  However, they would be eligible to receive additional equity awards in the form of stock options in lieu of annual cash incentive compensation based solely upon the Company’s attainment of short-term performance goals.

For the 2007 fiscal year, the Compensation Committee established both team and individual performance goals for the Named Executive Officers under the Annual Cash Incentive Plan. The team goals are to be measured against Company performance targets mutually agreed upon by both management and the Compensation Committee. In December 2006, the Vice Chairman and the Compensation Committee Chairman presented for discussion an Annual Cash Incentive Plan for 2007. The Committee approved this plan in early 2007. Bonus awards under this Plan were determined for 2007 primarily based upon achievement of financial performance measures, including Earnings Per Share, Return on Equity, Return on Assets, and the Company’s efficiency ratio. In February 2008, the Compensation Committee reviewed the 2007 performance goals and actual performance achieved.  Although the Company did not achieve its target performance goals as established by the operating plan due to extraordinary items, the Company did realize year-to-year double digit earnings growth, including an increase in net income of 12% and EPS growth of 11.7%. The Compensation Committee approved discretionary Annual Cash Incentive Awards in February 2008 to certain Named Executive Officers based upon its consideration of individual job performance and overall Company performance after reviewing actual Company performance for 2007 compared with 2006 and overall market performance of other community banks, both nationally and in the Company’s market areas, as follows:  Dansbury, $90,000; Chila, $86,783; and Speziali, $70,000.

Pay Component #3. Long-Term Incentives (“LTI”)

The Company believes that equity ownership by the Named Executive Officers and Directors aligns executive and director interests with those of the shareholders. In 2004, the Company adopted the 2004 Stock-Based Incentive Plan. This omnibus stock plan, as amended in 2007, provides for granting of up to 1,296,125 shares in the form of incentive stock options, non-qualified stock options and full-value stock awards such as restricted stock. The Plan further permits the vesting of stock awards based upon achievement of Company performance measures as well as continued service. In prior years, the Company has used stock options as the primary vehicle for long-term incentive compensation for management and full-value shares of Company stock for the Directors. In 2007, option and stock awards were made to the Named Executive Officers and other members of the Executive Management as a long-term retention incentive and as part of an effort to adjust the cash-equity mix of compensation for these respective positions, in order to better align compensation with long-term shareholder interests.

The Compensation Committee does not have a specific policy or practice related to the timing of equity awards other than it reviews the opportunity to make such awards from time to time during the year based upon a variety of factors, including recruitment and promotion opportunities that might arise during the year, and achievement of the annual performance goals and operating results of the Company throughout the year.  Stock options that are awarded have an exercise price equal to no less than the fair market value of such Company stock on the date of such award grant, and option awards are not subject to re-pricing.  Although the Company encourages its Executive Management and directors to maintain investments in Company stock, the Company does not have any specific equity ownership requirements or guidelines. The Company does not have any policy regarding members of Executive Management or Directors hedging the economic risks of equity ownership of Company stock, and the Company does not participate in any programs to facilitate this practice.

Pay Component #4. Change-in-Control Severance Agreements

The Company has Change-in-Control severance agreements with each of the Named Executive Officers. These arrangements provide executives with income security including severance benefits in the event of a termination of employment following a change-in-control transaction. The primary provisions of these agreements include that each Named Executive Officer will be entitled to a severance payment of 2.999 times their average prior five year’s W-2 earnings in the event of termination of employment following a change of control transaction. In addition, such individuals may continue medical and dental coverage for a period of up to eighteen months following termination of employment at the executive’s expense in accordance with COBRA. Such agreements with the Named Executive Officers (except for Mr. Bernard Brown, Chairman) also include a provision for a tax gross-up related to any excise taxes payable by the employee under Internal Revenue Code Sections 280G and 4999. In addition, the agreements for the Named Executive Officers (except for Mr. Bernard Brown, Chairman and Mr. Sidney Brown, Vice Chairman) include a provision for the payment of severance compensation equal to fifteen months of base salary and bonus in the event of the involuntary termination of employment of such executive officer independent of any change-in-control transaction, absent termination for “cause” as defined in such agreement.  Such severance payments are conditioned upon the executive complying with certain post-termination limitations on his or her business activities in competition with the Company following such termination of employment.

Pay Component #5. Other Compensation

The Company provides supplemental disability insurance to the Named Executive Officers.  In addition, the Named Executive Officers (except Mr. Bernard Brown, Chairman and Mr. Sidney Brown, Vice Chairman) participate in the Company’s broad-based employee benefit plans, such as medical, dental and supplemental disability insurance programs and the 401K plan with a Company matching contribution. Messrs. Geisel and Dansbury receive allowances for Country Club Memberships and Messrs. Chila, Dansbury, and Speziali have an auto lease arrangement with the Company. Mr. Geisel receives a monthly automobile allowance.

Summary of Pay Components

The Company uses the pay components discussed above in an effort to balance various objectives. The Company seeks to balance short-term and longer-term performance targets, so annual incentives are combined with long-term incentives. The compensation framework seeks to balance the executives’ need for current cash, economic security, and funds to cover taxes due on long-term incentives (with salary and annual cash incentives) with the need for alignment of executives’ long-term interests with those of shareholders through vehicles such as equity grants. These components provide some measure of security with competitive base salaries and overall employee benefit programs, while motivating executives to focus on the strategic goals that will produce outstanding Company financial performance, increases in long-term shareholder value and long-term wealth creation for the executives.

Pay Level. Pay levels for executives are determined based on a number of factors, including the desire to maintain a team-based management culture, the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for other members of the management team within the Company, pay levels in the marketplace for similar positions, individual performance and Company operating results. The Compensation Committee is responsible for approving pay levels for the Named Executive Officers.

As noted earlier, the Company’s compensation program is designed to position an executive’s total compensation opportunity at competitive levels among comparable regional and national community banks, assuming the Company’s financial performance is at expected, target levels. Total compensation consists of base salary, annual cash incentives, long-term incentives in the form of stock options and stock awards and all other forms of compensation, including the 401(k) Company matching contribution, insurance premiums, and perquisites, including car leasing and fees for country club memberships.

The Compensation Committee does not use any specific "benchmarking" with other selected group of companies when determining compensation levels for its executive officers. The primary data source used in setting competitive market levels for executive officer pay is the information publicly disclosed by other comparable community banks. These comparable companies are reviewed annually and may change from year-to-year. These companies, which have been carefully reviewed and considered by the Compensation Committee, include community banks of similar size and business strategy both nationally and those located in the New York, New Jersey, Pennsylvania, Delaware and Maryland region. The Compensation Committee reviews such data collected in order to determine market competitive levels of compensation as well as reviewing internal pay levels within the executive group.  The Compensation Committee makes decisions regarding each individual executive’s target total compensation opportunity with consideration of the goal of motivating and retaining an experienced and effective management team.

Notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals may vary materially based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive with necessary skill levels and experience. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value. In some instances, the amount and structure of compensation is also a result of arm’s-length negotiations with executives, which reflect an increasingly competitive market for quality, proven managerial talent.

Relationship of Executive Compensation to Performance.  The Compensation Committee believes that in order for the Company to be successful in its efforts to increase and maintain long term shareholder value and increase the Company’s operating efficiencies, it is important to focus compensation programs for Executive Management, and particularly the Named Executive Officers, to be dependent upon the principles of pay-for-performance. The compensation program implemented for Thomas X. Geisel, the new President and CEO, effective January 7, 2008, has a base salary of $500,000 per year and is strongly focused on providing increased incentives, including cash, stock and stock option awards, based upon attainment of financial performance measures  (specifically, achievement of annual earnings per share targets).  Similar incentives will be implemented for the other Named Executive Officers and other members of the Executive Management team in 2008. The Company has never been required to restate performance measures upon which performance-based compensation is determined.  The Company does not have a policy regarding recovery of performance-based compensation awards in the event of such financial restatements or recalculations of goals.

Tax and Accounting Considerations. The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., SFAS 123, as revised in 2004), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and SARs settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the chief executive officer and the three most highly compensated executive officers of a corporation.  All of the compensation the Company paid in 2007 to the Named Executive Officers is expected to be deductible under Section 162(m). Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Code and applicable regulations.  Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals.  The Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.

Upon a change in control of the Company, some portion of the severance payments may exceed the deductible limitations under Section 280G of the Internal Revenue Code, and the Company has included a 280G tax gross-up provision in the change in control agreements with the Named Executive Officers (except for Mr. Bernard Brown, the Chairman). Although the Compensation Committee does not anticipate that any such non-deductible payments or tax gross-up payments, if applicable, will constitute a material portion of the total shareholder consideration that might be paid in connection with such a change in control transaction, it believes that it is necessary for the Company to have flexibility in designing its compensation programs to meet necessary business objectives and pay strategies.

Compensation Committee Report

In performing its oversight role, the Compensation Committee considered and discussed the foregoing Compensation Discussion and Analysis (CD&A) with executive management and gave its recommendation to the Board of Directors that the CD&A be included in this proxy statement.

Compensation Committee:
Anat Bird (Committee Chair), George A. Pruitt, Alfonse M. Mattia, and Eli Kramer.

Executive Compensation

Summary.  The following table summarizes all compensation to the named officers during 2007 and 2006.

	Year	Salary	Bonus(1)	Stock Awards (2)	Options(3)	All Other Compensation(4)	Total

Bernard A. Brown	2007	$356,400	-	-	$31,604	-	$ 388,004
Chairman	2006	$400,638	-	-	$50,874	-	$ 451,513

Sidney R. Brown	2007	$178,200	-	$154,072	$15,802	-	$ 348,074
Vice Chairman, Treasurer and Secretary (served as Acting President and CEO February 2007-January 2008)	2006	$200,319	-	-	$33,653	-	$ 233,972

Thomas A. Bracken	2007	$ 70,820	-	-	$ 8,586	$1,741,259	$1,820,665
Former President and CEO	2006	$608,875	-	-	$34,646	$ 37,517	$ 681,038

Dan A. Chila	2007	$286,626	$86,783	-	$ 6,411	$ 16,351	$ 396,171
Executive Vice President and Chief Financial Officer	2006	$277,106	-	-	$17,323	$ 16,695	$ 311,124

A. Bruce Dansbury	2007	$277,729	$90,000	$ 21,991	$10,684	$ 20,698	$ 421,102
Executive Vice President and Chief Operating Officer	2006	$262,813	-	-	$10,393	$ 15,260	$ 288,466

Bart A. Speziali	2007	$257,964	$70,000	-	$ 4,808	$ 8,485	$ 341,257
Executive Vice President	2006	$254,413	-	-	$17,323	$ 9,214	$ 280,950

_________________
(1)
No cash bonuses for 2006 were awarded to senior management because earnings were substantially below budget targets.  Discretionary cash bonuses for 2007 were earned by senior management in 2007 but paid in 2008: Mr. Dansbury - $90,000; Mr. Chila - $86,783; Mr. Speziali - $70,000.

(2)
The amount represents all of the SFAS 123(R) expense recorded by the Company during 2007 for restricted stock units awarded to the named officers, including $154,072 of expense related to stock issued to Mr. Sidney Brown as compensation as Acting President and CEO for 2007.  See Note 2 to the Company’s Audited Financial Statements for a discussion of SFAS 123(R) valuations methodology.

(3)	The amount shown represents all of the SFAS 123(R) expense recorded by the Company during 2007 and 2006, respectively, for options granted to the named officers.
(4)
The components of all other compensation in 2007 for Mr. Bracken are severance payment of $1,700,000, legal expense of $10,000, insurance premium compensation of $5,693, club membership of $7,815, personal use auto expenses of $15,198 and contributions under the 401(k) plan of $2,553.  All other compensation in 2007 for Mr. Chila consists of personal use auto expenses of $9,700 and contributions under the 401(k) plan of $6,651.  All other compensation in 2007 for Mr. Speziali, consists of personal use auto expenses of $2,614 and contributions under the 401(k) plan of $5,871. All other compensation in 2007 for Mr. Dansbury are club membership payments of $10,372, personal use auto expenses of $2,517 and contributions under the 401(k) plan of $7,809.

Stock Option Plans.  The Company’s stock option plans include the 1995 Stock Option Plan, the 1997 Stock Option Plan, the 2002 Stock Option Plan and the 2004 Stock-Based Incentive Plan.  Each of these plans has been approved by the Company’s shareholders.

Options granted may be either incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Internal Revenue Code and that do not normally result in tax deductions to the Company) or non-incentive stock options.  The option price may not be less than 100% of the fair market value of the shares on the date of the grant.  Option shares may be paid for in cash, shares of the common stock, or a combination of both.  Options are exercisable for a period of ten years from the date of grant.

The following table sets forth information concerning the stock options and stock awards granted  to the named officers during 2007.

Name	Grant Date	Number of Shares of Stock	Number of Securities Underlying Options	Exercise Price	Grant Date Fair Value(1)

Bernard A. Brown	-	-	-	-	-
Sidney R. Brown	-	22,219(2)	-	-	$377,316
Thomas A. Bracken	-	-	-	-	-
Dan A. Chila	07/19/2007	-	12,000(3)	$16.20	$ 44,659
A. Bruce Dansbury	07/19/2007	-	20,000(3)	$16.20	$ 74,732
	10/18/2007	20,000(4)	-	-	$349,800
Bart A. Speziali	07/19/2007	-	9,000(3)	$16.20	$ 33,494

_______________
(1)	The grant date fair value is calculated in accordance with SFAS 123(R). See Note 2 to the Company’s Audited Financial Statements for additional discussion on SFAS 123(R) valuation methodology.
(2)	Shares vest one-twelfth per month over the twelve months following the date of award.
(3)	These stock options vest one-third per year starting on the one-year anniversary of the date of the grant.
(4)	These restricted stock units vest one-half on the eighteen-month anniversary of the date of the award and the remaining amount vesting on the four-year anniversary of the date of the award.

The following table sets forth information concerning the stock options and stock awards held by the named officers as of the end of 2007.

	Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration	Stock Awards Not	Market Value of Stock Awards Not
Name	Exercisable	Unexercisable	Price	Date	Vested (#)	Vested ($)

Bernard A. Brown	234,516	-	$ 8.91	02/02/2012	-	-
	391,526	-	$ 9.64	10/31/2009	-	-
	10,748	-	$11.60	04/22/2009	-	-
	2,387	-	$12.09	01/18/2009	-	-
	5,364	21,453(1)	$16.90	05/08/2016	-	-

	Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration	Stock Awards Not	Market Value of Stock Awards Not
Name	Exercisable	Unexercisable	Price	Date	Vested (#)	Vested ($)(5)

Sidney R. Brown	33,502	-	$ 8.91	02/02/2012	-	-
	147,409	-	$ 8.91	01/23/2012	-	-
	59,097	-	$ 9.64	10/31/2009	-	-
	10,748	-	$11.60	04/22/2009	-	-
	15,512	-	$12.09	01/08/2009	-	-
	54,296	-	$12.89	11/13/2008	-	-
	2,682	10,726(1)	$16.90	05/08/2016	-	-
	-	-	-	-	13,308(3)	$223,245

Thomas A. Bracken	79,655	-	$ 8.91	01/23/2012	-	-

Dan A. Chila	7,387	-	$ 4.74	04/10/2010	-	-
	7,035	-	$ 5.33	12/21/2010	-	-
	134,008	-	$ 8.91	01/23/2012	-	-
	-	12,000(2)	$16.20	07/19/2017	-	-

A. Bruce Dansbury	7,035	-	$ 5.87	04/02/2011	-	-
	80,403	-	$ 8.91	01/23/2012	-	-
	-	20,000(2)	$16.20	07/19/2017	-	-
	-	-	-	-	20,000(4)	$349,800

Bart A. Speziali	3,692	-	$ 4.74	03/23/2010	-	-
	7,035	-	$ 5.33	12/21/2010	-	-
	134,007	-	$ 8.91	01/23/2012	-	-
	3,877	-	$12.09	01/08/2009	-	-
	-	9,000(2)	$16.20	07/19/2017	-	-

_______________
(1)	These stock options vest 20% per year starting on the one-year anniversary of the date of the grant.
(2)	These stock options vest one-third per year starting on the one-year anniversary of the date of the grant.
(3)	Amount represents various awards of restricted stock units which vest one-twelfth per month over the twelve months following the date of award.
(4)	These restricted stock units vest one-half on the eighteen-month anniversary of the date of the award and the remaining amount vesting on the four-year anniversary of the date of the award.
(5)	Represents the market value of the Company’s common stock on the date of award.

The following table shows stock option exercises by the named officers and stock vesting during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number Vested	Value Realized on Vesting(2)

Bernard A. Brown	558,233	$2,795,315	-	-
Sidney R. Brown	91,625	$1,008,791	8,911	$149,065
Thomas A. Bracken	258,712	$2,367,761	-	-
Dan A. Chila	-	-	-	-
A. Bruce Dansbury	-	-	-	-
Bart A. Speziali	7,326	$ 83,370	-	-

__________
(1)	Value represents market value of the Company’s common stock at exercise less the exercise price
(2)	Value represents the market value of the Company’s common stock on the vesting date.

Potential Payments on Termination or Change in Control. The Company has entered into change in control severance agreements with certain executive officers.

The agreement with Bernard Brown is for a three-year term.  If Mr. Brown is terminated without just cause within two years following a “change in control” of the Company, as defined in the agreement, he will be entitled to receive a payment equal to 2.999 times his average annual aggregate taxable compensation for the prior five years.  If such payment were to be made under the agreement as of December 31, 2007, such payment to Mr. Brown would equal approximately $7.8 million.  The agreement may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board’s sole discretion.

The agreement with Sidney Brown is for a three-year term and the agreements with Dan Chila, Bruce Dansbury and Bart Speziali are for twenty-four month terms.  If the officer is terminated without just cause within eighteen months following a change in control, the officer would be entitled to a payment equal to 2.999 times his average annual taxable compensation for the prior five years.  If payments were to be made under the agreements with these individuals as of December 31, 2007, the amount of such payments would equal approximately: $1.2 million for Sidney Brown; $942,000 for Dan Chila; $844,000 for Bruce Dansbury and $840,000 for Bart Speziali.  No payments are due under the agreements if the officer is terminated for cause following a change in control of the Company or the Bank.

The agreements with Sidney Brown, Dan Chila, Bruce Dansbury and Bart Speziali provide that the severance payments to be made upon a change in control will not be limited by amounts that are tax deductible to the Company or the Bank.  As such, such payments may result in these officers receiving payments that are subject to a 20% excise tax, and the Company and the Bank might incur non-deductible payments related to such compensation.  If the officers were to be subject to an excise tax on such change in control severance payments, such officers would also receive a tax gross-up payment whereby the officers receiving such payments will have any adverse tax consequences ameliorated by additional payments from the Company and the Bank as may be necessary in order to protect the intended economic benefits under the severance agreements.  Such tax gross-up payments, if any, by the Company or the Bank to the officer would be non-deductible payments for federal tax purposes.  The agreement with Bernard Brown does not contain such provisions and is limited by the amount that is tax deductible to the Company or the Bank.

The agreements with Dan Chila, Bruce Dansbury and Bart Speziali also provide for a severance payment representing fifteen months of continued salary and bonus payments in the event of a termination of employment (absent termination for cause) initiated by the Company or the Bank independent of a change in control transaction and provided that the executive complies with the non-competition requirements of such agreement. In addition, the Executive and his dependents shall be eligible to continue coverage under the Company’s or the Bank's medical and dental insurance reimbursement plans similar to that in effect on the date of termination of employment for a period of eighteen months following the date of termination of employment at the Company’s expense.  In the event that such individuals were terminated as of December 31, 2007, such severance payment amounts would have been approximately $358,000 for Dan Chila; $381,000 for Bruce Dansbury and $308,000 for Bart Speziali, respectively.

The agreement with Thomas Bracken, the former president and chief executive officer of the Company and the Bank, provided for a payment equal to 2.999 times his average annual aggregate taxable compensation for the prior five years if he was terminated without just cause within eighteen months following a change in control.  In addition, Mr. Bracken’s agreement provided for a payment outside of a change in control if he is terminated absent just cause.  The agreement provided that he would be paid an amount equal to his then current base salary for a period of one year plus a $50,000 payment, and in turn he would be bound by a non-competition period of eight months The actual amounts paid to Mr. Bracken as severance in 2007 are included in the Summary Compensation Table above.

Director Compensation

Meeting Fees.  For the year ended December 31, 2007, director meeting fees were as follows: each member of the Board of Directors (excluding the Chairman, Vice Chairman and President – who are compensated as executive officers of the Company) received a fee of $1,000 for each board meeting and $1,000 for each committee meeting attended.  For the year ended December 31, 2007, the aggregate meeting fees totaled $243,000 and this was paid entirely in the form of shares of the Company’s common stock, 13,992 shares in aggregate.

Other Compensation.  As part of their director compensation for 2007, each director (excluding the Chairman, Vice Chairman and President) received shares of the Company’s common stock worth $6,000.

Retainers.  For 2007, the Audit Committee chairman received an annual retainer of $23,000, other committee chairmen received an annual retainer of $20,500 and each other director, except the Chairman, Vice Chairman and employee directors of the Company, received an annual retainer of $18,000.  Approximately 72% of these retainers were paid in shares of the Company’s common stock and 28% in cash.

Set forth below is a table providing information concerning the compensation of the directors of the Company for 2007.  The amount shown as “Cash Compensation” represents the portion of the director’s retainer which that particular director elected to receive in cash.  All other director compensation was paid in the form of shares of the Company’s common stock.

Name	Cash Compensation	Stock Compensation	Total

Thomas A. Bracken(1)	-	-	-
Bernard A. Brown(1)	-	-	-
Ike Brown	-	$34,000	$34,000
Jeffrey S. Brown	-	$34,000	$34,000
Sidney R. Brown(1)	-	-	-
John A. Fallone	$18,000	$30,000	$48,000
Peter Galetto, Jr.	-	$52,000	$52,000
Douglas J. Heun	-	$51,500	$51,500
Charles A. Kaempffer	$18,000	$22,000	$40,000
Anne E. Koons	-	$35,000	$35,000
Eli Kramer	-	$51,000	$51,000
Alfonse M. Mattia	-	$50,000	$50,000
George A. Pruitt	$15,000	$33,500	$48,500
Anthony Russo, III	$18,000	$18,000	$36,000
Edward H. Salmon	-	$46,500	$46,500
Anat Bird	-	$41,000	$41,000
______________

(1)
These individuals served as executive officers of the Company during 2007 and were compensated as executive officers.  They did not receive compensation in their capacity as directors during 2007.  Their compensation is discussed above under Executive Compensation.

ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Certain Relationships and Related Transactions

Bernard A. Brown, the Chairman of the Board of Directors, is an owner of Vineland Construction Company, which leases office space to the Company.  In addition, Vineland Construction Co. has been engaged by the Company to act as project manager for various matters.  The Company paid approximately $2.4 million to Vineland Construction Co. during 2007.

Peter Galetto, a director, is an owner and the President of Stanker and Galetto, Inc., which performs construction related services.  The Company paid approximately $1.5 million to Stanker and Galetto, Inc. during 2007.

Anne E. Koons, a director, is the sole owner of ABK Realty, which leases office space and land to the Company.  The Company paid approximately $315,000 to ABK Realty during 2007.

Anat Bird, a director, is the President and Chief Executive Officer of SCB Forums, Ltd., which performed consulting services for the Bank during 2007.  The Bank paid approximately $130,000 to SCB Forums, Ltd. during 2007.

It is the Company’s policy that any transactions between the Company or the Bank on the one hand and a director or executive officer on the other hand, be reviewed and approved by the independent directors of the Company as part of the independent directors’ regular meetings.  Only transactions that the independent directors have determined to be on terms substantially the same, or at least as favorable to the Company and the Bank, as those that would be provided by a non-affiliate are approved.

In its normal course of business, the Bank makes various types of loans to officers, directors and employees of the Bank and of the Company.  These loans are made on substantially the same terms and conditions (including interest rates and collateral requirements) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with its other unaffiliated customers and do not involve more than the normal risk of collectibility, nor present other unfavorable features.  All of these loans were current at December 31, 2007.

The Company’s independent directors are: Anat Bird, John A. Fallone, Peter Galetto, Jr., Douglas J. Heun, Charles P. Kaempffer, Eli Kramer, Alfonse M. Mattia, George A. Pruitt, Anthony Russo, III and Edward H. Salmon.

Compensation Committee Interlocks and Insider Participation

Company directors who served as members of the Compensation Committee of the Company’s Board of Directors during the year ended December 31, 2007 were George A. Pruitt (Committee Chair), Anat Bird, Alfonse M. Mattia, Eli Kramer, Edward H. Salmon and Charles P. Kaempffer.  Jeffrey S. Brown and Sidney R. Brown attend Compensation Committee meetings but are not committee members.

None of the individuals who served on the committee during 2007 was an executive officer of another company whose board of directors has a comparable committee on which one of the Company’s executive officers serves.  In addition, during 2007 no executive officer of the Company was a member of a comparable compensation committee of a company of which any of the directors of the Company is an executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership of the Company’s common stock with the Securities and Exchange Commission.  Based upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during the year ended December 31, 2007 with the exception of one untimely filing by Mr. Sidney Brown due to an inadvertent error and two untimely filings by Mr. Ike Brown due to an inadvertent error.

PROPOSAL II – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and is submitting such appointment to the Company’s shareholders for ratification.  A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of the Company at the Meeting.  The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.

Audit Fees and Services

Audit Fees.  The following table summarizes the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates to the Company for professional services rendered for the fiscal years ended December 31, 2007 and 2006:

	2007	2006
	(In thousands)
Audit Fees	$757	$758
Audit-Related Fees	62	45
Tax Fees	81	106
All Other Fees	-	-
Total	$900	$909

Fees for audit services billed consisted of:

•	Audit of the Company’s annual financial statements;
•	Review of the Company’s quarterly financial statements; and
•	Comfort letters, consents and other services related to SEC matters.

Fees for audit-related services billed consisted of:

•	Due diligence associated with mergers/acquisitions;
•	Financial accounting and reporting consultations; and
•	Employee benefit plan audits.

Fees for tax services billed consisted of:

•
Tax compliance services - services rendered based upon facts already in existence or transactions that have already occurred to document, compute amounts to be included in tax filings and consisted of federal, state and local income tax return assistance; and

•
Tax planning and advice - services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.  Such services consisted of tax advice related to structuring certain proposed mergers, acquisitions and disposals.

In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with Deloitte & Touche LLP and the Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

It is the Audit Committee’s policy to pre-approve all audit and non-audit services prior to the engagement of the Company’s independent registered public accounting firm to perform any service.  The policy contains a de minimus provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.  The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

•	The service is not an audit, review or other attest service;

•
The aggregate amount of all such services provided under this provision does not exceed the lesser of $25,000 or five percent of total fees paid to the independent registered public accounting firm in a given fiscal year;

•	Such services were not identified at the time of the engagement to be non-audit services;

•	Such service is promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

•	The service and fees are specifically disclosed in the proxy statement as meeting the de minimus requirement.

During 2007, fees totaling $17,000 (or 2%) were approved under the de minimus provision.

The Audit Committee is responsible for recommending the appointment of the Company’s independent registered public accounting firm and for meeting with such firm with respect to the scope and review of the annual audit.  Additional responsibilities of the Audit Committee are to ensure that the Board of Directors receives objective information regarding policies, procedures and activities of the Company with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities of the Company as may be directed by the Board of Directors.

Report of the Audit Committee

For the fiscal year ended December 31, 2007, the Audit Committee (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with the Company’s independent auditors, Deloitte & Touche LLP, all matters required to be discussed under Statement of Auditing Standards No. 61, as amended, and (iii) received from Deloitte & Touche LLP disclosures regarding Deloitte & Touche LLP’s independence as required by Independence Standards Board Standard No. 1 and discussed with Deloitte & Touche LLP its independence.  Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Audit Committee:  Peter Galetto, Jr. (Chair), Douglas J. Heun, Eli Kramer, Alfonse M. Mattia and Edward H. Salmon.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the meeting other than those matters described in this proxy statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons named in the accompanying proxy.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners.  In addition to solicitations by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order to be considered for inclusion in the Company’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive offices at 226 Landis Avenue, Vineland, New Jersey 08360, no later than December 16, 2008.  Any such proposal shall be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission under the Exchange Act.

Under the Company’s bylaws, shareholder proposals that are not included in the Company’s proxy materials for next year’s annual meeting of shareholders will only be considered at the annual meeting if the shareholder submits notice of the proposal to the Company at the above address no earlier than February 15, 2009 and no later than March 16, 2009.  In addition, shareholder proposals must meet other applicable criteria as set forth in the Company’s bylaws in order to be considered at next year’s meeting.

The Company’s bylaws include provisions setting forth specific conditions under which persons may be nominated as directors of the Company at an annual meeting of shareholders.  A copy of such provisions is available upon request to:  Sun Bancorp, Inc., 226 Landis Avenue, Vineland, New Jersey 08360, Attention:  Corporate Secretary.

FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, WILL BE FURNISHED WITHOUT CHARGE (WITHOUT EXHIBITS) TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, SUN BANCORP, INC., 226 LANDIS AVENUE, VINELAND, NEW JERSEY 08360.

Proxy - SUN BANCORP, INC.

226 LANDIS AVENUE
VINELAND, NEW JERSEY 08360
Annual Meeting of Shareholders May 15, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints the Board of Directors of Sun Bancorp, Inc. (the "Company"), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the annual meeting of shareholders (the "Meeting"), to be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on May 15, 2008, at 9:30 a.m. and at any and all adjournments thereof, as stated on the reverse side.

Note:  Executing this proxy permits such attorneys and proxies to vote, in their discretion, upon such other business as may properly come before the Meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE NOMINEES AND THE PROPOSALS STATED.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a notice of annual meeting of shareholders, a proxy statement, and the 2007 Annual Report to Stockholders.

PLEASE COMPLETE, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

Annual Meeting Proxy Card

A  Proposals - The Board of Directors recommends a vote "FOR" the below listed nominees and proposals.

1.	The election as directors of the following nominees:
		For	Withhold		For	Withhold		For	Withhold
	01 - Anat Bird	□	□	02 - Bernard A. Brown	□	□	03 - Ike Brown	□	□

	04 - Jeffrey S. Brown	□	□	05 - Sidney R. Brown	□	□	06 - John A. Fallone	□	□

	07 - Peter Galetto, Jr.	□	□	08 - Thomas X. Geisel	□	□	09 - Douglas J. Heun	□	□

	10 - Anne E. Koons	□	□	11 - Eli Kramer	□	□	12 - Alfonse M. Mattia	□	□

	13 - George A. Pruitt	□	□	14 - Anthony Russo, III	□	□	15 - Edward H. Salmon	□	□

2.	The ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2008.							For	Against	Abstain
								□	□	□

B  Authorized Signatures – This section must be completed for your vote to be counted. Date and Sign Below

Please sign exactly as your name appears on this proxy.  When signing as attorney, executor, administrator, trustee, or guardian, please give your full title.  If shares are held jointly, each holder should sign.

Date (mm/dd/yyyy)–Please print date below	Signature 1–Please keep signature within the box	Signature 2–Please keep signature within the box
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